EXHIBIT 2.02


                                MERGER AGREEMENT


        THIS MERGER AGREEMENT (the "Agreement") is entered into this 29th day of June, 1999, by and among EUROPEAN MICRO HOLDINGS, INC., a Nevada corporation (the "PARENT"), AMERICAN MICRO ACQUISITION CORP., a wholly-owned subsidiary of the Parent and a Florida corporation (the "MERGER SUB"), AMERICAN SURGICAL
SUPPLY CORP. OF FLORIDA D/B/A AMERICAN MICRO COMPUTER CENTER, a Florida corporation (the "COMPANY"), and the persons named as "Shareholders" on the signature pages hereto (each a "SHAREHOLDER" and collectively the "SHAREHOLDERS").


                                    RECITALS:

        A. The Shareholders own all of the outstanding capital stock of the Company. The authorized capital stock of the Company consists of 7,500 shares of common stock, par value $1.00 per share, 300 of which are issued and outstanding (the "COMPANY COMMON STOCK").

        B. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall merge with and into the Merger Sub (the "Merger") with Merger Sub surviving, in accordance with the Florida Business Corporation Act (the "FLORIDA BCA").

        C. Capitalized terms used in this Agreement, which are not defined when first used, shall have the meanings assigned to them in Section 1.3 hereof. For the purposes hereof, references to the Company shall mean American Surgical Supply Corp. of Florida d/b/a American Micro Computer Center up to and including the Closing Date and thereafter shall mean the Merger Sub, which shall include the operations of the Company.


                                   AGREEMENT:

        NOW, THEREFORE, in consideration of the mutual premises herein set forth and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1.  THE MERGER AND RELATED TRANSACTIONS.

            1.1. MERGER. In accordance with the provisions of this Agreement, the Florida BCA and other applicable law, on the Closing Date (as defined below), the Company shall be merged with and into the Merger Sub, which shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Florida as a wholly-owned subsidiary of the Parent. As of the Closing, the name of the Merger Sub shall be American Micro Computer Center, Inc. and the separate existence of the Company shall cease. On the Closing Date and by virtue of the Merger and without any action on the part of the Shareholders, all of the

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then issued and  outstanding  shares of capital  stock of the  Company  shall be automatically canceled and shall entitle the Shareholders to receive the Merger Consideration set forth in Section 1.2 hereof.

            1.2.    MERGER CONSIDERATION AND PAYMENT.

                    1.2.1. MERGER CONSIDERATION. The merger consideration (the "Merger Consideration") (of which twenty five thousand dollars ($25,000) shall be paid to each Shareholder as consideration for the covenant against unfair competition set forth in Section 2.6 hereof) shall be equal to the sum of:

                         (a) Book Value Amount; plus

                         (b) 1998 Normalized Earnings Payment Amount; plus

                         (c) Earn-Out Amount.

                    1.2.2. MANNER OF PAYMENT. The Merger Consideration shall be payable as follows: (a) at Closing, an amount equal to the sum of (i) Book Value Amount, plus (ii) 1998 Normalized Earnings Payment Amount (collectively, the "First Installment"); (b) within thirty (30) days of the completion of an audit of the Company's financial statements for the year ended December 31, 1999 by the Parent's independent certified public accountants and in no event later than May 1, 2000, the First Earn-Out Amount (the "Second Installment"); and (c) within thirty (30) days of the completion of an audit of the Company's financial statements for the year ended December 31, 2000 by the Parent's Accountants and in no event later than May 1, 2001, an amount equal to the Second Earn-Out Amount (the "Third Installment"). The First Installment shall be paid in immediately available funds. The Second Installment and Third Installment shall, at the option of the Parent, be paid in cash or in shares (the "Parent's Shares") of common stock, par value $0.01 per share (the "Parent's Common Stock"), or any combination of cash or shares; provided that the Parent need not pay each Shareholder in the same form of consideration. Notwithstanding the foregoing, any Parent's Shares issued hereunder shall be salable by each Shareholder over the sixty (60) trading day period either pursuant to an effective registration statement or pursuant to an exemption from registration. The number of Parent's Shares to be issued in payment of any portion of the Merger Consideration shall be equal to: (a) the portion of the Merger Consideration payable in Parent's Shares, divided by (b) the Per Share Value (as defined herein); provided that in the event the Parent elects to pay any portion of the Merger Consideration in Parent's Shares, then the Shareholders shall notify the Parent within five (5) business days of his election to either hold such Parent Shares or to sell such shares immediately. In the event a Shareholder elects to immediately sell his Parent' Shares, he shall sell the Parent's Shares in accordance with the Parent's instructions; provided, further, that if the Shareholders cannot sell any such shares within a sixty (60) trading day period commencing fifteen (15) days after the Shareholders' receipt of such shares, then the Shareholders shall return any remaining Parent's Shares to the Parent and the Parent shall promptly pay to the Shareholders any remaining portion of the Merger Consideration less the net proceeds received by the Shareholders for any Parent's Shares sold by the Shareholders. In the event that the sale of the Parent's Shares by the Shareholders results in net proceeds of

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less than the amount of either the Second  Installment or the Third  Installment
(as applicable), then the Parent shall pay to the Shareholders the difference in cash within twenty-eight (28) days of being notified the amount of any shortfall.

            1.3.    CERTAIN DEFINITIONS.

                    1.3.1. "BOOK VALUE AMOUNT" means an amount equal to the Company's combined shareholder's equity (stated capital, paid-in surplus and retained earnings) as of the Closing Date (as defined herein). The Book Value Amount shall be determined as provided herein and in accordance with generally accepted accounting principles ("GAAP") consistently applied (except for the reserves for inventory obsolescence and allowance for doubtful accounts receivable), and shall be based on the financial statements of the Company for the applicable period, as audited (or reviewed) by Parent's independent certified public accountants and accepted by Parent. For purposes of paying the First Installment, the Book Value Amount shall be estimated by the parties based on the most recently completed monthly financial statements of the Company prior to Closing, which is expected to be May 31, 1999 (the "ESTIMATED BOOK VALUE"). The Book Value Amount shall be adjusted as set forth in Subsection 1.4.2 hereof.

                    1.3.2.  "1998 NORMALIZED  EARNINGS PAYMENT AMOUNT" means two
(2) times the After-Tax Earnings of the Company in the twelve (12) month calendar period ended December 31, 1998, as adjusted by adding back non-recurring items and subtracting an assumed tax rate of 34%, all as set forth on EXHIBIT "A" hereto.

                    1.3.3. The "EARN-OUT AMOUNT" means the sum of (i) two (2) times the After-Tax Earnings of the Company (the "FIRST EARN-OUT AMOUNT") in the twelve (12) month calendar period ended December 31, 1999 (the "FIRST EARN-OUT PERIOD") and (ii) two (2) times the After-Tax Earnings of the Company (the "SECOND EARN-OUT AMOUNT") in the twelve (12) month calendar period ended December 31, 2000 (the "SECOND EARN-OUT PERIOD").

                    1.3.4. "AFTER-TAX EARNINGS" means net income after taxes for the Company computed as provided herein and otherwise in accordance with GAAP, and shall be based on the financial statements of the Company for the applicable period, as audited (or reviewed and accepted) by Parent's independent certified public accountants. In determining After-Tax Earnings, the Company's net earnings shall be adjusted a set forth in Subsection 1.4.3. hereof. The Parent shall cause its accountants to complete their audit of the Company's financial statements as soon as practicable and in no event later than one-hundred-twenty
(120) days after the end of the First Earn-Out Period and the Second Earn-Out Period, respectively.

                    1.3.5. "PER SHARE VALUE" means the average closing price for the Parent's Common Stock on the Nasdaq Stock Market during the thirty (30) trading days ending on the last trading day before the date of issuance of the Parent's Common Stock in question.

              1.4.    CERTAIN ADJUSTMENTS.

                    1.4.1. FORCE MAJEURE. The Earn-Out Period shall be suspended for so long as the Company is unable to conduct its business by reason of an event of Force Majeure (confirmed to Parent's reasonable satisfaction). "FORCE

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MAJEURE" shall mean acts of God, strikes,  explosions,  fires,  flood,  embargo, storm, or acts of war or terrorism that directly prevent the Company from conducting its business. Upon the occurrence of an event of Force Majeure, the Shareholders shall immediately provide the Parent with written notice thereof (the "FORCE MAJEURE NOTICE"). The Earn-Out Period shall be suspended from the date on which the Force Majeure Notice is received by Parent until such condition no longer prevents the Company from conducting its business. The Earn-Out Period shall be extended by the number of days such Earn-Out Period is suspended hereunder. Notwithstanding the foregoing, in no event shall any Earn-Out Period be extended pursuant to this Subsection 1.4.1 for more than an aggregate of ninety (90) days. The Shareholders shall use all reasonable efforts to prevent and reduce to a minimum and mitigate the effect of any event of Force Majeure, and to ensure resumption of normal business operations after the termination of any event of Force Majeure.

                    1.4.2. ADJUSTMENTS TO BOOK VALUE AMOUNT. Book Value Amount shall be reduced by an amount equal to the difference between (a) the sum of any accounts receivable (or any portion thereof) identified on the financial statements of the Company as of the Closing which are not collected in full, without any set-off, within one hundred fifty (150) days after Closing, plus any inventory identified on the financial statements of the Company as of the Closing not sold by the Company within two hundred forty (240) days after Closing and (b) any applicable provision for doubtful accounts receivable and inventory obsolescence agreed to in accordance with Section 1.3.1 as of the Closing. After Closing and completion of the audit (or the review and acceptance) by the Parent's independent certified public accountants (which shall be completed within sixty (60) days of the Closing), the Book Value Amount shall be adjusted up or down as finally determined in accordance with Section 1.3.1, and each party shall pay in cash to the other within fifteen (15) days after the Book Value Amount is finally determined such amounts as may be necessary to give effect to the correct Book Value Amount, as finally determined. Except for any payments required by the immediately preceding sentence, payments due hereunder with respect to any adjustments to the Book Value Amount under this Subsection 1.4.2 shall be paid by delivery on the applicable determination date (i.e. within one hundred fifty (150) days after Closing in the case of accounts receivable and within two hundred forty (240) days after Closing in the case of inventory) of one or more promissory notes which shall bear interest at the rate of eight percent (8%) per annum and shall mature on the Second Installment payment date. Amounts due under the notes may be set-off against any installments due to Shareholders under Subsection 1.2.2 hereof. Any account receivable or inventory which results in a reduction in Book Value Amount under this Subsection 1.4.2 shall be assigned to the Shareholders upon execution by Shareholders of the promissory note referred to above.

                    1.4.3. ADJUSTMENTS TO AFTER-TAX EARNINGS. After-Tax Earnings shall be reduced by (a) any compensation paid to John P. Gallagher pursuant to
Section 2.13 hereof;  (b) any compensation paid to John B. Gallagher pursuant to
Section 2.13 hereof; (c) any professional fees and other expense directly related to the Company, including accounting and legal fees (excluding any costs incurred by Parent in connection with this Agreement), and (d) any expenses and costs (including interest) related to inter-company or other indebtedness used to finance the Company's operations or to replace the Company's existing indebtedness. The After-Tax Earnings for 1999 shall be adjusted by adding back non-recurring items and subtracting an assumed tax rate of 34% for the period between January 1, 1999 and the Closing Date, all as set forth on Exhibit "B" hereto. No part of the Merger Consideration or any interest thereon (including

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any  amortization  of goodwill or any other  intangible  asset) shall be charged against the Company for the purpose of calculating After-Tax Earnings under this Agreement.

            1.5. CLOSING. The parties to this Agreement shall file Articles of Merger (as defined below) pursuant to the Florida BCA, cause the Merger to become effective and consummate the other transactions contemplated by this Agreement (the "CLOSING") no later than July 15, 1999; provided, in no event shall the Closing occur prior to the satisfaction of the conditions precedent set forth in Sections 6, 7 and 8 hereof. The date of Closing is referred to herein as the "CLOSING DATE." The Closing shall take place at the offices of counsel to Parent, or at such other place as may be mutually agreed upon by Parent and Shareholders. At the Closing, (i) Shareholders shall deliver to Parent the original stock certificates representing the Company Common Stock, together with stock powers duly executed in blank; and (ii) Parent shall pay Shareholders the First Installment.

            1.6. RESOLUTION OF ACCOUNTING DISPUTES. Upon receipt of any computation of the Book Value Amount, After-Tax Earnings, 1998 Normalized Earnings Payment Amount, First Earn-Out Amount, Second Earn-Out Amount and the tax payments required pursuant to Section 2.19 hereunder (collectively, the "ACCOUNTING DETERMINATIONS"), Shareholders shall have a period of thirty (30) days after their receipt of such computation to review the same. If Shareholders disagree with any such computation, they shall object to same by written notice to Parent (an "OBJECTION NOTICE"), which notice shall: (i) describe in detail the basis for the objection; and (ii) be delivered to Parent within such thirty
(30) day period. For a period of thirty (30) days following Parent's receipt of the Objection Notice, the parties shall cause the Shareholders' certified public accountants (the "SHAREHOLDERS' ACCOUNTANTS") and the Parent's Accountants to attempt to agree on the item(s) in question. If after such thirty (30) day period no agreement is reached, the dispute shall be resolved by an independent accounting firm jointly selected by Parent and Shareholders (the "INDEPENDENT ACCOUNTANTS"), whose determination shall, absent manifest error, be final and binding upon the parties. In connection with the Accounting Determinations and related reviews and audits, (i) Parent shall pay the fees of Parent's Accountants; (ii) Shareholders shall pay the fees of Shareholders' Accountants; and (iii) the fees of the Independent Accountants shall be allocated and paid by Parent or the Shareholders, or divided among them, on a basis determined by the Independent Accountants to be fair, taking into account the correctness of the positions asserted by each of them with respect to the disputed matters resolved by such firm.

            1.7. PLAN OF MERGER; ARTICLES OF MERGER. The parties to this Agreement shall cause the Company and the Merger Sub to enter into a plan of merger on the date hereof, a copy of which is attached hereto as Exhibit "C" (the "Plan of Merger"), and, at Closing, to execute the Articles of Merger in the form attached hereof as Exhibit "D" (the "Articles of Merger"). The Articles of Merger shall be filed with the Secretary of State of Florida on the Closing Date in accordance with the Florida BCA.

            1.8. APPROVAL OF MERGER. By their execution of this Agreement, each Shareholder of the Company hereby ratifies, approves and adopts the Plan of Merger for all purposes under the Florida BCA. On or before the execution of this Agreement, the Boards of Directors of the Parent, the Merger Sub and the

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Company  shall  have  approved  this  Agreement,  the  Plan  of  Merger  and the transactions contemplated hereby and thereby, and the Parent shall have approved the same as the sole shareholder of the Merger Sub.

        2.  ADDITIONAL AGREEMENTS.

            2.1. ACCESS AND INSPECTION, ETC. The Shareholders have allowed and shall allow Parent and its authorized representatives full access during normal business hours from and after the date hereof and prior to the Closing Date to all of the properties, books, contracts, commitments and records of the Company for the purpose of making such investigations as the Parent may reasonably request in connection with the transactions contemplated hereby (including the taking of a physical inventory), and shall cause the Company to furnish Parent such information concerning its affairs as Parent may reasonably request. The Shareholders have caused and shall cause the personnel of the Company to assist Parent in making such investigation and shall use their best efforts to cause the counsel, accountants, engineers and other non-employee representatives of the Company to be reasonably available to Parent for such purposes. The
Shareholders shall cause the Company to comply with all obligations of the Company under this Agreement.

            2.2. CONFIDENTIAL TREATMENT OF INFORMATION. From and after the date hereof, the parties hereto shall and shall cause their representatives to hold in confidence this Agreement (including the Schedules hereto), all matters relating hereto and all data and information obtained with respect to the other parties or their business, except such data or information as is published or is a matter of public record, or as compelled by legal process. In the event this Agreement is terminated pursuant to Section 10 hereof, each party shall promptly return to the other(s) any statements, documents, schedules, exhibits or other written information obtained from them in connection with this Agreement, and shall not retain any copies thereof.

            2.3. PUBLIC ANNOUNCEMENTS. After the date hereof and prior to Closing, none of the parties hereto shall make any press release, statement to employees or other disclosure of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties, except as may be required by law. Neither the Company nor the Shareholders shall make any such disclosure unless the Parent shall have received prior notice of the contemplated disclosure and has had adequate time and opportunity to comment on such disclosure, which shall be satisfactory in form and content to the Parent and its counsel.

            2.4.    SECURITIES LAW COMPLIANCE.

                    2.4.1.  The  Company  covenants  and agrees that the  Parent
Shares to be issued to the Shareholders hereunder shall be issued either (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (ii) pursuant to an exemption therefrom. In either event, if the Company elects to issue the Parent's Shares to a Shareholder, then the Company shall take all actions necessary in order that such Shareholder is capable of selling the Parent Shares so issued within the sixty (60) trading day period set forth in Section 1.2.2 hereof.

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                    2.4.2.  Each Shareholder has received and reviewed copies of the following disclosure documents filed by Parent with the U.S. Securities and Exchange Commission (collectively, the "SEC DOCUMENTS"): (i) Quarterly Reports on Form 10-Q for the three month periods ended March 31, 1999, December 31, 1998 and September 30, 1998 and (ii) Annual Report on Form 10-K for the year ended June 30, 1998.

            2.5. COMPANY FINANCING. Parent shall use commercially reasonable efforts to cause the Shareholders to be released from any personal guarantees executed with respect to obligations of the Company.

            2.6. COVENANT AGAINST UNFAIR COMPETITION.

                         (a) Except for services to be provided to Parent or the
Company pursuant to written contracts and in consideration for the payment of $25,000 to each Shareholder (which amount comprises a portion of the Merger Consideration), no Shareholder will, for a period of two (2) years following the Closing Date, for his own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise:

                            (i) own, control, manage, be employed by, consult
with, or otherwise participate in, a business involved within the Trade Area (as hereinafter defined) in (1) the wholesale distribution of computers, computer products, peripherals and related parts, components and equipment (collectively, the "Products") or (2) any other business conducted by the Company during the year preceding the Closing Date (the activities described in this clause (i) are hereinafter referred to collectively as the "Business");

                            (ii) solicit or induce,  or in any manner attempt to
solicit or induce, any person employed by the Company, the Parent or any subsidiary of the Parent to leave such employment, whether or not such employment is pursuant to a written contract and whether or not such employment is at will, or hire any person who has been employed by the Company, the Parent or any subsidiary of the Parent at any time during the six (6) month period preceding such hiring by the Company, the Parent or any subsidiary of the Parent (as applicable); or

                            (iii)  use  or   disclose   any  trade   secrets  or
confidential information concerning the Business or any segment thereof. Trade secrets and confidential information concerning the Business shall include, but not be limited to, (1) lists of names and addresses of customers and suppliers of the Company; and (2) software and computer programs, market research and data bases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the Company in the Business or any segment thereof.

                         (b) As used  herein,  the term "Trade  Area" shall mean
the United States and any other geographic area in which the Company conducted any significant business activities within the twelve (12) month period immediately prior to Closing.

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                         (c)  Shareholders   recognize  the  importance  of  the
covenant contained in this Section 2.6 and acknowledge that, based on their past experience and training as the founders and executives of the Company and the projected expansion of the Company's business, the restrictions imposed herein are: (i) reasonable as to scope, time and area; (ii) necessary for the protection of the Company's legitimate business interests, including, without limitation, the Company's trade secrets, goodwill, and its relationship with customers and suppliers; and (iii) not unduly restrictive of any Shareholder's rights as an individual. Shareholders acknowledge and agree that the covenants contained in this Section 2.6 are essential elements of this Agreement and that but for these covenants, Parent would not have agreed to purchase the Company Common Stock or enter into this Agreement. Such covenants shall be construed as agreements independent of any other provision of this Agreement. The existence of any claim or cause of action against Parent by the Shareholders, whether predicated on the breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Parent of the covenants contained in this
Section 2.6.

                         (d) If any Shareholder commits a breach or threatens to
commit a breach of any of the provisions of this Section 2.6, Parent shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Section 2.6 specifically enforced by any court having equity jurisdiction, through injunctive or other relief (without any bond or security being required to be posted), it being acknowledged that any such breach or threatened breach will cause irreparable injury to Parent and the Company, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to Parent and the Company.

                         (e) If any  covenant  contained in this Section 2.6, or
any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable. If a Shareholder breaches the covenants set forth in this Section 2.6, the running of the two (2) year noncompete period described herein (but not his obligation) shall be tolled for so long as such breach continues.

            2.7. BEST EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled those conditions precedent to its obligations or the obligations of the other parties to consummate the transactions contemplated by this Agreement that are dependent upon its actions.

            2.8. FURTHER ASSURANCES. The parties shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement, including, without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer ownership of the Company Common Stock and to consummate the transactions contemplated by this Agreement.

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            2.9. COMPANY OPERATIONS.  From the Closing Date and until the end of the Second Earn-Out Period,  (a) neither Parent nor any of its affiliates shall:
(i) charge management, overhead or other fees to the Company, except for the standard management fee charged to other Parent subsidiaries which shall be charged to the Company only; or (ii) allocate or assign additional employees or employee compensation to the Company which are not reasonably required to properly manage or conduct its business; and (b) the Company will operate as a wholly-owned subsidiary of Parent. Subject to Section 2.11 and until the end of the Second Earn-Out Period, Shareholders shall manage the day-to-day operations of the Company, subject to the provisions of Section 2.11 hereof and subject to the terms of their respective employment agreements and consistent with the manner in which the business of the Company has theretofore been conducted, and Shareholders shall cause the Company to expend all sums and take all actions that are usual and customary for the Company to preserve its business and further its prospects as an ongoing enterprise. If during the Earn-Out Period the Shareholders shall be unable to manage the day-to-day operations of the Company for any reason, including, without limitation, the termination of their respective employment agreements, the Parent shall (a) cause the Company to be managed in the manner contemplated by this Section 2.9, and (b) use its best efforts to maximize the After-Tax Earnings of the Company.

            2.10. SHAREHOLDER LOANS.

                         (a)  Within  thirty  (30) days of the  Closing,  Parent
shall pay and satisfy the outstanding principal balance and accrued interest on the shareholder loan payable by the Company to John P. Gallagher in an amount not to exceed $300,000, which shall be reduced by the book value of the Lincoln Town Car to be transferred to John P. Gallagher on or before the Closing.

                         (b) At Closing,  the loan owed by John B.  Gallagher to
the Company shall be offset against the amounts owed to John B. Gallagher under the First Installment.

            2.11. INVENTORY ALLOCATION. On or before the Closing Date and through the end of the Second Earn-Out Period, the Parent and Shareholders shall establish a committee consisting of John B. Gallagher, Harry D.Shieldss, Frank Cruz and Jay Nash to oversee the allocation of inventory among the Parent and its subsidiaries and the Company during the period from the Closing Date until the end of the Second Earn-Out Period. In addition, the Parent and Shareholders shall agree upon a committee charter which shall more fully set forth the committee's duties in reviewing issues of inventory allocation, including a procedure pursuant to which Harry Shields shall cast the deciding vote in the event of the deadlock of the committee members.

            2.12. FAIRNESS OPINION. The Parent shall have received an opinion from Morgan Keegan & Company, Inc. or another investment banking firm or other financial advisor satisfactory to the Parent in its sole discretion stating that the transaction taken as a whole is fair from a financial point of view to the Parent and its public shareholders.

            2.13. EMPLOYMENT MATTERS.

                         (a) At  Closing,  John P.  Gallagher  will  execute and
deliver an employment agreement with the Merger Sub in the form of EXHIBIT "E" hereto, which agreement will include a non-compete provision extending through the term of employment and for a period of two (2) years following the termination of the employment agreement.

                         (b) At  Closing,  John B.  Gallagher  will  execute and
deliver an employment agreement with the Merger Sub in the form of EXHIBIT "F", which agreement shall provide for a base salary of One Hundred Four Thousand ($104,000) Dollars, a company car and a non-compete provision extending for the term of employment and for a period of two (2) years following termination of the Employment Agreement.

                         (c) Rich Niles shall have  entered  into an  employment
agreement, in form and substance satisfactory to the Parent.

            2.14. MODIFICATION OF NOTES PAYABLE. The Company and the Shareholders shall use their best commercial efforts to modify the notes payable identified on the 1998 Company Balance Sheet (as defined in Section 3.6 hereof) and any other notes payable arising after December 31, 1998 in accordance with the terms of this Agreement to extend the maturity date for a period of at least one year from the Closing Date, at the same interest rate and with the right of prepayment without penalty. The Company shall provide the Parent with written notice of the modifications to the notes payable (if any) referenced in this Section at least five (5) days prior to the Closing. The Parent shall have until Closing to accept such modifications and to proceed to Closing or to reject such modifications and to terminate this Agreement.

            2.15. MODIFICATION OF REAL PROPERTY LEASE. The Shareholders hereby grant to the Company, which grant shall be effective as of the Closing, the irrevocable option to renew that certain Real Estate Lease (the "LEASE") dated as of September 1997 between the Shareholders and the Company for two (2) additional successive terms of three (3) years each, the first renewal period commencing on September 1, 2002 and the second renewal period commencing on September 1, 2005 (each, a "RENEWAL TERM"). The terms and conditions of the Lease during any Renewal Term shall remain unchanged except that the rental during any Renewal Term shall increase by a fraction, the numerator of which shall be the CPI-U, as that term is defined below, for the month immediately preceding the applicable Renewal Term, and the denominator of which shall be the CPI-U for the month immediately preceding the Closing in the case of the first Renewal Term and the month immediately preceding the first Renewal Term in the case of the second Renewal Term. The "CPI-U" shall mean the "Consumer Price Index-Seasonally Adjusted U.S. City Average For All Items For All Urban Consumers, (1982-84=100)," published monthly in the "Monthly Labor Review" of the Bureau of Labor Statistics of the United States Department of Labor. In order to exercise this option, the Company shall give the Shareholders at least ninety (90) days' written notice prior to the termination of the then current term of the Lease.

            2.16. CERTAIN TAX MATTERS.

                         (a) ALLOCATION OF MERGER CONSIDERATION.  The Parent and
the Shareholders agree that the Merger Consideration and the liabilities of the

Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including tax and financial accounting) in a manner consistent with the fair market values set forth on Schedule 2.16 hereto. The Parent, the Company and the Shareholders will file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such values.

                         (b) S  CORPORATION  STATUS.  Prior to the Closing Date,
the Company and the Shareholders will not revoke the Company's election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. In addition, prior to the Closing Date, the Company and the Shareholders will not take or allow any action other than the Merger pursuant to this Agreement that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362 of the Code.

                         (c) TAX PERIODS  ENDING ON OR BEFORE THE CLOSING  DATE.
The Parent shall prepare or cause to be prepared and filed or cause to be filed all tax returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Parent shall permit the Shareholders to review and comment on each such tax return described in the preceding sentence prior to filing and shall make such revisions to such tax returns as are reasonably requested by the Shareholders. To the extent permitted by applicable law, the Shareholders shall include any income, gain, loss, deduction or other tax items for such periods on their tax returns in a manner consistent with the Schedule K-1s furnished by the Company to the Shareholders for such periods. The Shareholders shall reimburse the Parent for any taxes of the Company with respect to such period within fifteen (15) days after payment by the Parent or the Company.

                         (d) COOPERATION ON TAX MATTERS.

                            (i) The Parent,  the  Company  and the  Shareholders
shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Shareholders agree (A) to retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Parent or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

                            (ii) The Parent and Shareholder  further agree, upon
request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

            2.17. RELEASE OF CLAIMS BY SHAREHOLDERS. Effective as of the Closing Date, and except for (i) the indebtedness owed to John P. Gallagher by the Company in an amount not to exceed $300,000 reduced by the book value of the Lincoln Town Car to be transferred to John P. Gallagher on or before the Closing and (ii) any obligations arising out of this Agreement (including, without limitation, any liability incurred by the Shareholders with respect to the guarantees referred to in Section 2.5 hereof), each Shareholder, and each of their successors, predecessors, assigns, agents, advisors, legal representatives, partners and all persons acting by, through or under each of them, hereby release the Company and each of its successors, predecessors, assigns, agents, advisors, officers, directors, employees, legal representatives, partners and all persons acting by, through or under each of them, from any and all claims, obligations, causes of action, actions, suits, contracts, controversies, agreements, promises, damages, demands, costs, attorneys' fees and liabilities of any nature whatsoever from the beginning of time up to and including the Closing Date, in law or at equity, whether known now or on the Closing Date, anticipated or unanticipated, suspected or claimed, fixed or contingent, liquidated or unliquidated, arising out of, in connection with or relating to any matter, cause or thing whatsoever.

            2.18. NO-SHOP. From the date hereof until the termination of this Agreement, neither the Company nor the Shareholders shall, directly or indirectly, make, solicit, initiate or encourage submission of proposals or offers from any persons (including any of their employees or officers) relating to an Acquisition Proposal. As used herein, "Acquisition Proposal" means any proposal or offer involving a liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or equity interest in, the Company or other similar transaction or business combination involving the Company. Each of the Company and the Shareholders shall immediately cease and cause to be terminated all discussions or negotiations with third parties with respect to any Acquisition Proposal, if any, exiting on the date hereof.

            2.19. TAX PROTECTION POLICY.

                         (a) Within thirty (30) days of the Closing,  the Parent
shall pay to the Shareholders an amount equal to the difference between (a) the tax liability which would have been applicable to the Shareholders had the Shareholders sold the Company Common Stock instead of agreeing to the Merger and
(b) the actual tax liability of the Shareholders.  In addition and within thirty
(30) days of the Closing, the Parent shall pay to the Shareholders an amount such that the net amount retained by the Shareholders after deduction of the tax liability imposed on such payment shall be equal to the amount set forth in the immediately preceding sentence.

                         (b) In the event  installment  sale treatment under the
applicable provisions of the Code is unavailable to the Shareholders as a result of the Merger, then the Parent shall advance without interest to the Shareholders, within thirty (30) days of the Parent's receipt of written notice from the Shareholders, an amount equal to the difference between (a) the tax liability which would have been applicable to the Shareholders had installment sale treatment been available and (b) the actual tax liability of the Shareholders. The Parent shall offset any advance hereunder against the Second Earn-Out Amount. In the event the Second Earn-Out Amount is insufficient to satisfy the advance payable pursuant to this Section, then the Shareholders shall repay such advance in cash not later than the payment date of the Third Installment in accordance with Section 1.2.2 hereof.

                         (c) The amount set forth in the  Section  2.19 shall be
determined by the Shareholders and reviewed and accepted by the Parent, subject to the dispute resolution set forth in Section 1.6 hereof.

        3.  REPRESENTATIONS, COVENANTS AND WARRANTIES OF THE SHAREHOLDERS.

        To induce Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Shareholders jointly and severally represent and warrant to and covenant with Parent and Merger Sub as follows:

            3.1. ORGANIZATION; COMPLIANCE. The Company is a corporation duly organized, validly existing and in good standing under the laws of Florida. The Company is: (a) entitled to own or lease its properties and to carry on its business as and in the places where such business is now conducted, and (b) duly licensed and qualified in all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such license or qualification necessary, except where the failure to do so would not result in a material adverse effect on the Company. Schedule 3.1 lists all locations where the Company has an office or place of business and the nature of the ownership interest in such property (fee, lease, or other).

            3.2.    CAPITALIZATION AND RELATED MATTERS.

                         (a) The Company has an authorized capital consisting of
7,500 shares of common stock, 300 of which are issued and outstanding at the date hereof. All shares of Company Common Stock are duly and validly issued, fully paid and nonassessable. No shares of Company Common Stock (i) were issued in violation of the preemptive rights of any shareholder, or (ii) are held as treasury stock.

                         (b)   There   are  not   outstanding   any   securities
convertible into capital stock of the Company nor any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, such capital stock or securities convertible into such capital stock. The Company: (i) is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its capital stock; or (ii) has no liability for dividends or other distributions declared or accrued, but unpaid, with respect to any capital stock.

                         (c) Each  Shareholder  is, and will be at Closing,  the
record and beneficial owner of one hundred fifty (150) shares of Company Common Stock, free and clear of all claims, liens, options, agreements, restrictions, and encumbrances whatsoever and no Shareholder is a party to any agreement, understanding or arrangement, direct or indirect, relating to the Company Common Stock, including, without limitation, agreements, understandings or arrangements regarding voting or sale of such stock.

            3.3. SUBSIDIARIES. The Company owns (a) no shares of capital stock of any other corporation, including any joint stock company, and (b) no other proprietary interest in any company, partnership, trust or other entity, including any limited liability company.

            3.4. EXECUTION; NO INCONSISTENT AGREEMENTS; ETC.

                         (a) This Agreement is a valid and binding  agreement of
each Shareholder, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy or similar laws affecting the enforcement of creditors' rights generally, and the availability of equitable remedies. Each Shareholder has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the documents to be delivered by him in connection with the Closing and to perform his obligations under this Agreement.

                         (b) Except as set forth in Schedule  3.4, the execution
and delivery of this Agreement by the Shareholders does not, and the consummation of the transactions contemplated hereby will not, constitute a breach or violation of the charter or bylaws of the Company, or a default under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any note, bond, mortgage, lease, indenture, agreement or obligation to which the Company or any Shareholder is a party, pursuant to which the Company or any Shareholder otherwise receives benefits, or to which any of the properties of the Company or any Shareholder is subject, or violate any judgment, order, decree, statute or regulation applicable to the Company or the Shareholders or by which any of them may be subject.

            3.5. CORPORATE RECORDS. The statutory records, including the stock register and minute books of the Company, fully reflect all issuances, transfers and redemptions of its capital stock, currently show and will correctly show the total number of shares of its capital stock issued and outstanding on the date hereof and on the Closing Date, the charter or other organizational documents and all amendments thereto, the bylaws as amended and currently in force. To the knowledge of Shareholders, the books of account, minute books, stock record, books, and other records of the Company, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Board of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

            3.6. FINANCIAL STATEMENTS.

                         (a) The  Shareholders  have delivered to Parent (i) the
audited balance sheet of the Company as of December 31, 1998, and the related statements of income, stockholders' equity and cash flows of the Company for the fiscal year ended December 31, 1998 and the independent auditors' report thereon and (ii) the unaudited balance sheet of the Company as of May 31, 1999 and the unaudited statements of income of the Company for the three months ended May 31, 1999 (the balance sheet as of December 31, 1998 is hereinafter referred to as the "1998 COMPANY BALANCE SHEET"). All the foregoing financial statements, and any financial statements delivered pursuant to Subsection (c) below, are referred to herein collectively as the "COMPANY FINANCIAL STATEMENTS."

                         (b) The Company Financial Statements have been and will
be prepared in accordance with GAAP throughout the periods involved, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the 1998 Company Balance Sheet), applied on a consistent basis, and fairly reflect and will reflect in all material respects the financial condition of the Company as at the dates thereof and the results of the operations of the Company for the periods then ended, and are true and complete and are consistent with the books and records of the Company.

                         (c) Until  Closing,  the  Shareholders  will furnish to
Parent unaudited interim financial statements of the Company for each month subsequent to May 31, 1999 as soon as practicable but in any event within thirty
(30) days after the close of any such month.

            3.7. LIABILITIES. The Company has no debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, except: (a) those reflected on the 1998 Company Balance Sheet, including the notes thereto, and (b) liabilities incurred in the ordinary course of business since December 31, 1998, none of which have had or will have a material adverse effect on the financial condition of the Company.

            3.8. ABSENCE OF CHANGES. Except as described in Schedule 3.8, from December 31, 1998 to the date of this Agreement:

                         (a)  there  has not  been  any  adverse  change  in the
business, assets, liabilities, results of operations or financial condition of the Company or in its relationships with suppliers, customers, employees, lessors or others, other than changes in the ordinary course of business, none of which, singularly or in the aggregate, have had or will have a material adverse effect on the business, properties or financial condition of the Company;

                         (b) there has not been any: (i) change in the Company's
authorized or issued capital stock, retirement, or other acquisition by the Company of any shares of any such capital stock; (ii) a declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock, except as set forth on Schedule 3.29; (iii) amendment to the articles of incorporation or bylaws of the Company; (iv) increase by the Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar agreement with any director, officer, or employee; (v) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company; (vi) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company; (vii) cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000; (viii) material change in the accounting methods used by the Company; or (ix) agreement, whether oral or written, by the Company to do any of the foregoing; and

                         (c) the Company has  complied  with the  covenants  and
restrictions set forth in Section 5 to the same extent as if this Agreement had been executed on, and had been in effect since, December 31, 1998.

            3.9. TITLE TO PROPERTIES. The Company has good and marketable title to all of its properties and assets, real and personal, including, but not limited to, those reflected in the 1998 Company Balance Sheets (except as since sold or otherwise disposed of in the ordinary course of business, or as expressly provided for in this Agreement), free and clear of all encumbrances, liens or charges of any kind or character except: (a) those securing liabilities of the Company incurred in the ordinary course (with respect to which no default exists); (b) liens of 1999 real estate and personal property taxes; and (c) imperfections of title and encumbrances, if any, which, in the aggregate (i) are not substantial in amount; (ii) do not detract from the value of the property subject thereto or impair the operations of the Company or; and (iii) do not have a material adverse effect on the business, properties or assets of the Company.

            3.10. COMPLIANCE WITH LAW. The business and activities of the Company has at all times been conducted in accordance with its articles of incorporation and bylaws and any applicable law, regulation, ordinance, order, License (defined below), permit, rule, injunction or other restriction or ruling of any court or administrative or governmental agency, ministry, or body, except where the failure to do so would not result in a material adverse effect on the Company.

            3.11. TAXES. The Company has duly filed all federal, state, and material local and foreign tax returns and reports, and all returns and reports of all other governmental units having jurisdiction with respect to taxes imposed on it or on its income, properties, sales, franchises, operations or employee benefit plans or trusts, all such returns were complete and accurate when filed, and all taxes and assessments payable by the Company have been paid to the extent that such taxes have become due. All taxes accrued or payable by the Company for all periods through May 31, 1999 have been accrued or paid in full, whether or not due and payable and whether or not disputed. The Company has withheld proper and accurate amounts from its employees for all periods in full compliance with the tax withholding provisions of applicable foreign, federal, state and local tax laws. There are no waivers or agreements by the Company for the extension of time for the assessment of any taxes. There are not now any examinations of the income tax returns of the Company pending, or any proposed deficiencies or assessments against the Company of additional taxes of any kind. The Shareholders shall cause the Company to duly and timely prepare and file all federal, state, and material local and foreign tax returns and reports for 1999, and all returns and reports of all other governmental units having jurisdiction with respect to taxes imposed on the Company or on its income, properties, sales, franchises, operations or employee benefit plans or trusts, and all such returns will be complete and accurate when filed. The Company has been a validly existing S Corporation within the meaning of Sections 1361 and 1362 of the Code since its inception and the Company will be an S Corporation up to and including the Closing Date.

            3.12. REAL PROPERTIES. The Company does not have an interest in any real property, except for the Leases (as defined below).

            3.13. LEASES OF REAL PROPERTY. All leases pursuant to which the Company is lessee of any real property (the "LEASES") are listed in Schedule
3.13 and are valid and enforceable in accordance with their terms. There is not under any of such leases any material default or any claimed material default by the Company or any event of default or event which with notice or lapse of time, or both, would constitute a material default by the Company and in respect to which the Company has not taken adequate steps to prevent a default on its part from occurring. The copies of the Leases heretofore furnished to Parent are true, correct and complete, and such Leases have not been modified in any respect since the date they were so furnished, and are in full force and effect in accordance with their terms. The Company is lawfully in possession of all real properties of which they are a lessee (the "LEASED PROPERTIES").

            3.14. Contingencies. Except as disclosed on Schedule 3.14, there are no actions, suits, claims or proceedings pending, or to the knowledge of Shareholders threatened against, by or affecting, the Company in any court or before any arbitrator or governmental agency that may have a material adverse effect on the

Company or which could materially and adversely affect the right or ability of any Shareholder to consummate the transactions contemplated hereby. To the knowledge of the Shareholders, there is no valid basis upon which any such action, suit, claim, or proceeding may be commenced or asserted against the Company. There are no unsatisfied judgments against the Company and no consent decrees or similar agreements to which the Company is subject and which could have a material adverse effect on the Company.

            3.15. INTELLECTUAL PROPERTY RIGHTS. The Company has: (a) the exclusive right to use the name American Micro Computer Center in Florida, and the use of such name does not conflict with or infringe upon the rights of any other person, and (b) made all material filings and publications required to register and perfect such exclusive right. The Company is not, and will not be, subject to any liability, direct or indirect, for infringement damages, royalties, or otherwise, by reason of (a) the use of the name "American Micro Computer Center" in or outside the United States or (b) the business operations of the Company, at any time prior to the Closing Date.

            3.16. MATERIAL CONTRACTS. Schedule 3.16 contains a complete list of all contracts of the Company which involve consideration in excess of the equivalent of $10,000 or have a term of one year or more (the "MATERIAL CONTRACTS"). The Company has delivered to Parent a true, correct and complete copy of each of the written contracts, and a summary of each oral contract, listed on Schedule 3.16. Except as disclosed in Schedule 3.16: (a) the Company has performed all material obligations to be performed by it under all such contracts, and is not in material default thereof, and (b) no condition exists or has occurred which with the giving of notice or the lapse of time, or both, would constitute a material default by the Company or accelerate the maturity of, or otherwise modify, any such contract, and (c) all such contracts are in full force and effect. No material default by any other party to any of such contracts is known or claimed by the Company or any Shareholder to exist.

            3.17. INSURANCE. Schedule 3.17 contains a complete list of all policies of insurance presently maintained by the Company all of which are, and will be maintained through the Closing Date, in full force and effect; and all premiums due thereon have been paid and the Company has not received any notice of cancellation with respect thereto. The Company has heretofore delivered to Parent or its representatives a true, correct and complete copy of each such insurance policy.

            3.18. EMPLOYMENT AND LABOR MATTERS. Schedule 3.18 sets forth the name, position, employment date, and 1998 compensation (base and bonus) of each employee of the Company who earned $25,000 or more in 1998. The Company is not a party to any collective bargaining agreement (whether industry wide or on a company level) or agreement of any kind with any union or labor organization. There has not been any attempt by any union or other labor organization to organize the employees of the Company at any time in the past five (5) years. Except as disclosed in Schedule 3.18, the Company is not a party to or bound by any employment contract, consulting agreement, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

            3.19. EMPLOYEE BENEFIT MATTERS.

                         (a) Except as disclosed in Schedule  3.19,  the Company
does not provide, nor is it obligated to provide, directly or indirectly, any benefits for employees other than salaries, sales commissions and bonuses, including, but not limited to, any pension, profit sharing, stock option, retirement, bonus, hospitalization, insurance, severance, vacation or other employee benefits (including any housing or social fund contributions) under any practice, agreement or understanding.

                         (b) Each  employee  benefit  plan  maintained  by or on
behalf of the Company or any other party (including any terminated pension plans) which covers or covered any employees or former employees of the Company (collectively, the "EMPLOYEE BENEFIT PLAN") is listed in Schedule 3.19. The Company has delivered to Parent true and complete copies of all such plans and any related documents. With respect to each such plan: (i) no litigation, administrative or other proceeding or claim is pending, or to the knowledge of the Shareholders, threatened or anticipated involving such plan; (ii) there are no outstanding requests for information by participants or beneficiaries of such plan; and (iii) such plan has been administered in compliance in all material respects with all applicable laws and regulations.

                         (c) The Company has timely made  payment in full of all
contributions to all of the Employee Benefit Plans which the Company was obligated to make prior to the date hereof; and there are no contributions declared or payable by the Company to any Employee Benefit Plan which, as of the date hereof, has not been paid in full.

            3.20. POSSESSION OF FRANCHISES, LICENSES, ETC. The Company: (a) possess all material franchises, certificates, licenses, permits and other authorizations (collectively, the "Licenses") from governmental authorities, political subdivisions or regulatory authorities that are necessary for the ownership, maintenance and operation of its business in the manner presently conducted; (b) are not in violation of any provisions thereof; and (c) have maintained and amended, as necessary, all Licenses and duly completed all filings and notifications in connection therewith.

            3.21.  ENVIRONMENTAL MATTERS.  Except as disclosed in Schedule 3.21:
(i) the Company is not in violation, in any material respect, of any Environmental Law (as defined below); (ii) the Company has received all permits and approvals with respect to emissions into the environment and the proper collection, storage, transport, distribution or disposal of Wastes (as defined below) and other materials required for the operation of its business at present operating levels; and (iii) the Company is not liable or responsible for any material clean up, fines, liability or expense arising under any Environmental Law, as a result of the disposal of Wastes or other materials in or on the property of the Company (whether owned or leased), or in or on any other property, including property no longer owned, leased or used by the Company. As used herein, (a) "ENVIRONMENTAL LAWS" means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other "Superfund" or "Superlien" law or any other federal, or applicable state or local statute, law, ordinance, code, rule, regulation, order or decree (foreign or domestic) regulating, relating to, or imposing liability or standards of conduct concerning, Wastes, or the environment; and (b) "WASTES" means and includes any hazardous, toxic or dangerous waste, liquid, substance or material (including petroleum products and derivatives), the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

            3.22. INVENTORIES. At Closing, Shareholders will deliver to Parent a complete and accurate list, as of a date not more than five (5) business days prior to the Closing Date, of the products, materials and supplies and spare parts (the "INVENTORY") then owned by the Company. Except as otherwise provided on Schedule 3.22, the Inventory, as of the Closing Date: (a) will represent items of a quality and quantity usable and saleable in the ordinary course of business at the book value reflected as of the Closing Date, (b) will be free from defects, (c) will not be obsolete, (d) will conform in all material respects to customary trade standards for such inventory in the Company's current markets and (e) will be sold, subject to any applicable reserves for inventory obsolescence shown on the Company's books and records (which reserves are adequate and calculated consistent with past practice), within two hundred forty (240) days of the Closing Date for an amount at least equal to its book value. There are no express or implied warranty obligations of the Company which, singularly or in the aggregate, will have a material adverse effect on the business, properties or financial condition of the Company.

            3.23. ACCOUNTS RECEIVABLE. On the Closing Date, the Shareholders will deliver to Parent a complete and accurate list, as of a date not more than five (5) business days prior to the Closing Date, of the accounts and notes receivable due to the Company (including, without limitation, receivables from advances to employees and the Shareholders), which includes an aging of all accounts and notes receivable showing amounts due in thirty (30) day aging categories (collectively, the "ACCOUNTS RECEIVABLES"). As of the Closing Date, the Accounts Receivable: (a) will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business;
(b) will be current and collectible net of any applicable reserves shown on the Company's books and records (which reserves are adequate and calculated consistent with past practice); (c) subject to such reserves, will be collected in full, without any set-off, within one hundred fifty (150) days after the Closing Date; and (d) are not and will not be subject to any contest, claim, defense or right of set-off, other than rebates and returns in the ordinary course of business.

            3.24. AGREEMENTS AND TRANSACTIONS WITH RELATED PARTIES. Except as disclosed on Schedule 3.24, and except as disclosed in the Parent Financial Statements, the Company is not, and since December 31, 1997 has not been, a party to any contract, agreement, lease or transaction with, or any other commitment to, (a) a Shareholder, (b) any person related by blood, adoption or marriage to a Shareholder, (c) any director or officer of the Company, (d) any corporation or other entity in which any of the foregoing parties has, directly or indirectly, at least five percent (5.0%) beneficial interest in the capital stock or other type of equity interest in such corporation or other entity, or
(e) any partnership in which any such party is a general partner or a limited partner having a five percent (5%) or more interest therein (any or all of the foregoing being herein referred to as a "RELATED PARTY" and collectively as the "RELATED PARTIES"). Without limiting the generality of the foregoing, except as set forth in Schedule 3.24, and except as disclosed in the Company Financial Statements no Related Party, directly or indirectly, owns or controls any assets or properties which are or have since December 31, 1997 been used in the business of the Company.

            3.25. BUSINESS PRACTICES.  Except as disclosed on Schedule 3.25, the
Company has not, at any time, directly or indirectly, made any contributions or payment, or provided any compensation or benefit of any kind, to any municipal, county, state, federal or foreign governmental officer or official, or any other person charged with similar public or quasi-public duties, or any candidate for political office. The Company's books, accounts and records (including, without limitation, customer files, product packaging and invoices) accurately describe and reflect, in all material respects, the nature and amount of the Company's products, purchases, sales and other transactions. Without limiting the generality of the foregoing, the Company has not engaged, directly or indirectly, in: (a) the practice known as "double-invoicing;" or (b) the incorrect or misleading labeling, marketing or sale of refurbished goods as new goods or the sale of rebuilt goods as original manufactured equipment.

            3.26. CONDITION AND SUFFICIENCY OF ASSETS. The buildings and equipment leased or owned by the Company are generally in good operating condition and repair, and are adequate for the uses to which they are being put. The buildings and equipment of the Company are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

            3.27. ACCOUNTING SYSTEM. The Company's accounting software is owned or licensed by the Company, free and clear of all claims, liens and encumbrances, and the transactions contemplated hereby will not result in a breach of any license or other agreement with respect to the accounting software. The Company's accounting software is in good working order and condition, free from defects (latent and patent), has been maintained in accordance with the manufacturer's recommended maintenance program, if any, and is suitable for maintaining the books and records of the Company and all other purposes for which it is intended.

            3.28. YEAR 2000 COMPLIANCE. All of the Company's material properties and assets, real and personal, including, but not limited to, those reflected on the 1998 Company Balance Sheet and any business systems, equipment or processes using or relying upon computer hardware, microchips, software or their components (such as computer networks, hardware and software and all related business functions) used in the regular course of the business shall: (a) handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates without error; (b) function accurately and without interruption before, during and after January 1, 2000 without any change in operations associated with the advent of the new century;
(c) respond to two-digit year-date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner, and (d) store and provide output of date information. All third parties upon whom the Company relies to operate its business are compliant with the foregoing requirements that no notice of defect or noncompliance has been received from any third party.

            3.29. DIVIDENDS AND OTHER DISTRIBUTIONS. Schedule 3.29 sets forth the dates and amounts of all dividends and other distributions declared, paid or payable by the Company to the Shareholders between January 1, 1999 and the date hereof, which Schedule 3.29 shall be updated as of the Closing Date to set forth all dividends and other distributions through the Closing Date.

            3.30. FULL DISCLOSURE. No representation or warranty of the Shareholders contained in this Agreement, and none of the statements or information concerning the Company contained in this Agreement and the Schedules, contains or will contain as of the date hereof and as of the Closing Date any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        4. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

        To induce the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, each of Parent and Merger Sub represent and warrant to and covenants with the Shareholders as follows:

            4.1. ORGANIZATION. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of their respective states of incorporation. Parent and each of its subsidiaries is entitled to own or lease its properties and to carry on its business as and in the places where such business is now conducted, and Parent and each of its subsidiaries is duly licensed and qualified in all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such license or qualification necessary, except where such failure would not result in a material adverse effect on Parent or its subsidiaries.

            4.2. CAPITALIZATION AND RELATED MATTERS.

                         (a) Parent has authorized  capital stock  consisting of
20,000,000 shares of common stock, par value $0.01 per share, of which 4,933,000 shares were issued and outstanding as of the date hereof, and 1,000,000 shares of preferred stock, none of which are issued. The Parent owns all of the outstanding capital stock of the Merger Sub. The Parent's Shares will be, when issued, duly and validly authorized and fully paid and non-assessable, and will be issued to the Shareholders free of all encumbrances, claims and liens whatsoever.

                         (b) Except as set forth in Schedule 4.2, and except for
employee stock options to purchase shares of Parent's Common Stock, Parent does not have outstanding any securities convertible into capital stock, nor any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock.

            4.3. EXECUTION; NO INCONSISTENT AGREEMENTS; ETC.

                         (a) Subject to the Parent's Board approval contemplated
by Section 7.5 hereof, the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly and validly authorized and approved by Parent, the Merger Sub and this Agreement is a valid and binding agreement of Parent and the Merger Sub, enforceable against Parent and the Merger Sub in accordance with its terms, except as such enforcement may be limited by bankruptcy or similar laws affecting the enforcement of creditors' rights generally, and the availability of equitable remedies.

                         (b) The  execution  and  delivery of this  Agreement by
Parent and the Merger Sub does not, and the consummation of the transactions contemplated hereby will not, constitute a breach or violation of the charter or bylaws of Parent or the Merger Sub, or a default under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any material note, bond, mortgage, lease, indenture, agreement or obligation to which Parent or any of its subsidiaries is a party, pursuant to which any of them otherwise receive benefits, or by which any of their properties may be bound.

            4.4. FINANCIAL STATEMENTS. Parent has delivered to the Company the consolidated audited balance sheets of Parent as at June 30, 1997 and 1998, the consolidated unaudited balance sheet as of March 31, 1999, the consolidated audited statement of income for the two fiscal years ended June 30, 1997 and 1998, and the unaudited statement of income for the nine months ended March 31, 1999 (collectively, the "PARENT FINANCIAL STATEMENTS"). The Parent Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis (except that the unaudited statements do not contain all the disclosures required by GAAP), and fairly reflect in all material respects the consolidated financial condition of Parent and its subsidiaries as at the dates thereof and the consolidated results of Parent's operations for the periods then ended. Since March 31, 1999, there has been no material adverse change in the assets or liabilities, in the business or condition, financial or otherwise, of the Parent, or in its results of operations.

            4.5. LIABILITIES. Neither Parent nor any of its subsidiaries has any material debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, except (a) those reflected on the Parent Financial Statements, including the notes thereto, and (b) liabilities incurred in the ordinary course of business since March 31, 1999, none of which have had or will have a material adverse affect on the financial condition of Parent and its subsidiaries taken as a whole.

            4.6. CONTINGENCIES. There are no actions, suits, claims or proceedings pending or, to the knowledge of Parent's management, threatened against, by or affecting Parent or any of its subsidiaries in any court or before any arbitrator or governmental agency which could have a material adverse effect on Parent or its subsidiaries or which could materially and adversely affect the right or ability of the Parent to consummate the transactions contemplated hereby. To the knowledge of Parent, there is no valid basis upon which any such action, suit, claim or proceeding may be commenced or asserted against the Parent. There are no unsatisfied judgments against Parent and no consent decrees or similar agreements to which Parent is subject and which could have a material adverse effect on Parent or its subsidiaries or which could materially and adversely affect the right or ability of the Parent to consummate the transactions contemplated hereby.

            4.7. FULL DISCLOSURE. No representation or warranty of Parent contained in this Agreement, and none of the statements or information concerning Parent contained in this Agreement and the Schedules, contains or will contain as of the date hereof and as of the Closing Date any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        5.  CONDUCT OF BUSINESS OF THE COMPANY PENDING CLOSING.

        The Company and the Shareholders covenant and agree that between the date hereof and the Closing Date:

            5.1.  BUSINESS  IN THE  ORDINARY  COURSE.  Except  as set  forth  in
Schedule 5.1, the business of the Company shall be conducted only in the ordinary course, and consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Schedule 5.1 or as otherwise approved in writing by Parent:

                         (a) The  Company  shall  not enter  into any  contract,
agreement or other arrangement which would constitute a Material Contract, except for contracts to sell or supply goods or services to customers in the ordinary course of business at prices and on terms substantially consistent with the prior operating practices of the Company;

                         (b)  except  for  sales  of  personal  property  in the
ordinary course of its business, the Company shall not sell, assign, transfer, mortgage, convey, encumber or otherwise dispose of, or cause the sale, assignment, transfer, mortgage, conveyance, encumbrance or other disposition of any of the assets or properties of the Company or any interest therein;

                         (c) the Company shall not acquire any material  assets,
except expenditures made in the ordinary course of business as reasonably necessary to enable the Company to conduct its normal business operations and to maintain its normal inventory of goods and materials, at prices and on terms substantially consistent with current market conditions and prior operating practices;

                         (d) the Company shall maintain in full force and effect
all insurance policies referred to in Section 3.17 hereof or other insurance equivalent thereto;

                         (e) the books,  records  and  accounts  of the  Company
shall be maintained in the usual, regular and ordinary course of business on a basis consistent with prior practices and in accordance with GAAP;

                         (f) the Company  shall use its best efforts to preserve
its business organization, to preserve the good will of its suppliers, customers and others having business relations with the Company, and to retain the services of key employees and agents of the Company after the Closing Date on terms acceptable to Parent;


                         (g) except as they may terminate in accordance with the
terms of this Agreement, the Company shall keep in full force and effect, and not cause a default of any of its obligations under, each of their contracts and commitments;

                         (h) the  Company  shall  duly  comply  in all  material
respects with all laws applicable to it and to the conduct of its business;

                         (i) the Company  shall not create,  incur or assume any
liability or indebtedness, except in the ordinary course of business consistent with past practices;

                         (j) the  Company  shall  not make or commit to make any
capital expenditures in excess of ten thousand dollars ($10,000) in the aggregate;

                         (k) other than as contemplated  in this Agreement,  the
Company shall not apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Shareholder or any Related Party; and

                         (l) neither the Company nor a Shareholder shall take or
omit to take any action which would render any of the Shareholders' representations or warranties untrue or misleading, or which would be a breach of any of the Shareholders' covenants.

            5.2. NO MATERIAL CHANGES. The Company shall not, without the prior written consent of the Parent which consent shall not be unreasonably withheld, materially alter its organization, capitalization, or financial structure, practices or operations. Without limiting the generality of the foregoing:

                         (a)  no  change  shall  be  made  in  the  articles  of
incorporation or bylaws of the Company;

                         (b) no change shall be made in the authorized or issued
capital stock of the Company;

                         (c) the  Company  shall not issue or grant any right or
option to purchase or otherwise acquire any of its capital stock or other securities;

                         (d) no dividend or other  distribution or payment shall
be declared or made with respect to any of the capital stock of the Company in excess of an aggregate of $100,000; and

                         (e) no  change  shall  be made  affecting  the  banking
arrangements of the Company, except as set forth in Section 2.14.

            5.3. COMPENSATION. No increase shall be made in the compensation or employee benefits payable or to become payable to any director, officer, employee or agent of the Company, and no bonus or profit-share payment or other arrangement (whether current or deferred) shall be made to or with any such director, officer, employee or agent, except in the ordinary course of business and consistent with prior practices.

            5.4. NOTIFICATION. Each party to this Agreement shall promptly notify the other parties in writing of the occurrence, or threatened occurrence, of any event that would constitute a breach or violation of this Agreement by any party or that would cause any representation or warranty made by the notifying party in this Agreement to be false or misleading in any respect. Shareholders will promptly notify Parent of any event of which any Shareholder obtains knowledge which could have a material adverse effect on the business, assets, financial condition or prospects of the Company. Shareholders shall have the right to update the Schedules to this Agreement immediately prior to Closing; provided, if such update discloses any breach of a representation, warranty, covenant or obligation of Shareholders, Parent shall have the right to then exercise its available rights and remedies hereunder.

        6. CONDITIONS TO OBLIGATIONS OF ALL PARTIES.

        The obligation of the Shareholders and Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing, of each of the following conditions; any or all of which may be waived in whole or in part by the joint agreement of Parent and the
Shareholders:

            6.1. ABSENCE OF ACTIONS. No action or proceeding shall have been brought or threatened before any court or administrative agency to prevent the consummation or to seek damages in a material amount by reason of the transactions contemplated hereby, and no governmental authority shall have asserted that the within transactions (or any other pending transaction involving Parent, any of its subsidiaries, the Shareholders or the Company when considered in light of the effect of the within transactions) shall constitute a violation of law or give rise to material liability on the part of the Shareholders, the Company or Parent or its subsidiaries.

            6.2. CONSENTS. The parties shall have received from any suppliers, lessors, lenders, lien holders or governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, or any part hereof, such consents, authorizations and approvals as are necessary for the consummation hereof, including, without limitation, the consents listed on
Schedule 6.2.

            6.3. COMPLIANCE WITH AGREEMENTS AND CONDITIONS. The Parent shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

            6.4. HSR ACT. All applicable waiting periods under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall expire or have been terminated.

        7. CONDITIONS TO OBLIGATIONS OF PARENT.

        All obligations of Parent to consummate the transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by Parent:

            7.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Section 3 of this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of the Shareholders in connection with the transactions contemplated by this Agreement shall be true, correct and complete in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects) as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true, correct and complete at and as of such time in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects).

            7.2. COMPLIANCE WITH AGREEMENTS AND CONDITIONS. The Shareholders shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by them and by the Company prior to or on the Closing Date.

            7.3. ABSENCE OF MATERIAL ADVERSE CHANGES. No material adverse change in the business, assets, financial condition, or prospects of the Company shall have occurred, no substantial part of the assets of the Company not substantially covered by insurance shall have been destroyed due to fire or other casualty, and no event shall have occurred which has had or will have a material adverse effect on the business, assets, financial condition or prospects of the Company.

            7.4. CERTIFICATE OF THE SHAREHOLDERS. The Shareholders shall have executed and delivered, or caused to be executed and delivered, to Parent one or more certificates, dated the Closing Date, certifying in such detail as Parent may reasonably request to the fulfillment and satisfaction of the conditions specified in Sections 7.1 through 7.3 above.

            7.5. BOARD APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved by (a) the unanimous approval of the special Acquisition Committee of the Parent's Board of Directors formed for the purpose of evaluating this Agreement and the transactions contemplated hereby and, upon the approval of such committee, (b) the approval of the Parent's Board of Directors.

            7.6. FAIRNESS OPINION. The Parent shall have received an opinion from Morgan Keegan & Company Inc. or another investment banking firm or other financial advisor satisfactory to the Parent in its sole discretion stating that the transaction taken as a whole is fair from a financial point of view to the Parent and its public shareholders.

            7.7. MODIFICATION OF NOTES PAYABLE. The notes payable identified on the 1998 Company Balance Sheet and any other notes payable arising after December 31, 1998 shall have been modified in accordance with Section 2.14 hereof.

            7.8. SATISFACTORY RESULTS OF INSPECTION. The results of the inspection referred to in Section 2.1 (including, without limitation, the taking of a physical inventory) hereof shall be satisfactory to the Parent in its sole discretion.

            7.9. EXECUTION OF EMPLOYMENT AGREEMENT BY JOHN P. GALLAGHER. The Parent shall have received a copy of the employment agreement in the form of EXHIBIT "E" hereto which has been duly executed by John P. Gallagher.

            7.10. EXECUTION OF EMPLOYMENT AGREEMENT BY JOHN B. GALLAGHER. The Parent shall have received a copy of the Employment Agreement in the form of EXHIBIT "F" hereto which has been duly executed by John B. Gallagher.

            7.11. EXECUTION OF EMPLOYMENT AGREEMENT BY RICH NILES. The Parent shall have received a copy of the Employment Agreement of Rich Niles in a form and substance satisfactory to Parent which has been duly executed by Rich Niles.

        8. CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS.

        All of the obligations of the Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by the
Shareholders:

            8.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Section 4 of this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of Parent in connection with the transactions contemplated by this Agreement shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects) when made and shall be deemed to be made again at and as of the Closing Date and shall be true at and as of such time in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects).

            8.2. COMPLIANCE WITH AGREEMENTS AND CONDITIONS. Parent shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by Parent prior to or on the Closing Date.

            8.3. ABSENCE OF MATERIAL ADVERSE CHANGES. No material adverse change in the business, assets, financial condition, or prospects of Parent and its subsidiaries, taken as a whole, shall have occurred, no substantial part of the assets of Parent and its subsidiaries, taken as a whole, shall have been destroyed due to fire or other casualty, and no event shall have occurred which has had, or will have a material adverse effect on the business, assets, financial condition or prospects of Parent and its subsidiaries, taken as a whole.

            8.4. CERTIFICATE OF PARENT. Parent shall have delivered to the Shareholders a certificate, executed by an executive officer and dated the Closing Date, certifying in such detail as counsel for the Shareholder may reasonably request to the fulfillment and satisfaction of the conditions specified in Sections 8.1 through 8.3 above.

            8.5. EXECUTION OF EMPLOYMENT AGREEMENT BY THE COMPANY. John P. Gallagher shall have received a copy of the Employment Agreement in the form of EXHIBIT "E" hereto duly executed by the Merger Sub.

            8.6. EXECUTION OF EMPLOYMENT AGREEMENT BY THE COMPANY. John B. Gallagher shall have received a copy of the Employment Agreement in the form of EXHIBIT "F" hereto duly executed by the Merger Sub.

        9. INDEMNITY.

            9.1. INDEMNIFICATION BY SHAREHOLDERS. Subject to Section 9.5, Shareholders (hereinafter collectively called the "SHAREHOLDER INDEMNITOR") shall jointly and severally defend, indemnify and hold harmless Parent and the Merger Sub and their direct and indirect parent corporations, subsidiaries (including the Company after Closing) and affiliates, their officers, directors, employees and agents (hereinafter collectively called "PARENT INDEMNITEES") against and in respect of any and all loss, damage, liability, fine, penalty, cost and expense, including reasonable attorneys' fees and amounts paid in settlement (collectively, "PARENT LOSSES"), suffered or incurred by any Parent Indemnitee by reason of, or arising out of:

                         (a) any misrepresentation, breach of warranty or breach
or nonfulfillment of any agreement of any Shareholder contained in this Agreement or in any certificate, schedule, instrument or document delivered to Parent by or on behalf of the Shareholders or the Company pursuant to the provisions of this Agreement (without regard to materiality thresholds contained therein); and

                         (b)  any  liabilities  of the  Company  of  any  nature
whatsoever (including tax liability, penalties and interest), whether accrued, absolute, contingent or otherwise, (i) existing as of the date of the 1998 Company Balance Sheet, and required to be shown therein in accordance with GAAP, to the extent not reflected or reserved against in full in the 1998 Company Balance Sheet; or (ii) arising or occurring between December 31, 1998 and the Closing Date, except for liabilities arising in the ordinary course of business, none of which shall have a material adverse effect on the Company; and

                         (c) any  liabilities of the Company in connection  with
the AT&T UniPlan Service with FlatRate Agreement (the "AT&T DISPUTE") as more particularly described on Schedule 3.14.

            9.2. INDEMNIFICATION BY PARENT. Subject to Section 9.5, Parent and Merger Sub (hereinafter called the "PARENT INDEMNITOR") shall jointly and severally defend, indemnify and hold harmless each Shareholder (hereinafter called "SHAREHOLDER INDEMNITEE") against and in respect of any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement (collectively, "SHAREHOLDER LOSSES"), suffered or incurred by Shareholder Indemnitee by reason of or arising out of:

                         (a) any misrepresentation, breach of warranty or breach
or non-fulfillment of any material agreement of Parent contained in this Agreement or in any other certificate, schedule, instrument or document delivered to the Shareholders by or on behalf of Parent pursuant to the provisions of this Agreement (without regard to materiality thresholds contained therein); and

                         (b)  any  liabilities  of the  Company  of  any  nature
whatsoever (including tax liability, penalties and interest), whether accrued, absolute, contingent or otherwise, arising from the Parent's ownership or operation of the Company after Closing, but only so long as such liability is not the result of an act or omission of the Company or any Shareholder occurring prior to Closing. Parent Losses and Shareholder Losses are sometimes collectively referred to as "INDEMNIFIABLE LOSSES."

            9.3.  DEFENSE OF CLAIMS.

                         (a) Each party  seeking  indemnification  hereunder (an
"INDEMNITEE"): (i) shall provide the other party or parties (the "INDEMNITOR") written notice of any claim or action by a third party arising after the Closing Date for which an Indemnitor may be liable under the terms of this Agreement, within ten (10) days after such claim or action arises and is known to Indemnitee, and (ii) shall give the Indemnitor a reasonable opportunity to participate in any proceedings and to settle or defend any such claim or action. The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by the Indemnitor. If the Indemnitor wishes to assume the defense of such claim or action, the Indemnitor shall give written notice to the Indemnitee within ten (10) days after notice from the Indemnitee of such claim or action, and the Indemnitor shall thereafter assume the defense of any such claim or liability, through counsel reasonably satisfactory to the Indemnitee, provided that Indemnitee may participate in such defense at their own expense, and the Indemnitor shall, in any event, have the right to control the defense of the claim or action.

                         (b) If the Indemnitor  shall not assume the defense of,
or if after so assuming it shall fail to defend, any such claim or action, the Indemnitee may defend against any such claim or action in such manner as they may deem appropriate and the Indemnitees may settle such claim or litigation on such terms as they may deem appropriate but subject to the Indemnitor's approval, such approval not to be unreasonably withheld; provided, however, that any such settlement shall be deemed approved by the Indemnitor if the Indemnitor fails to object thereto, by written notice to the Indemnitee, within fifteen
(15) days after the Indemnitor's receipt of a written summary of such settlement. The Indemnitor shall promptly reimburse the Indemnitee for the amount of all expenses, legal and otherwise, incurred by the Indemnitee in connection with the defense and settlement of such claim or action.

                         (c) If a  non-appealable  judgment is rendered  against
any Indemnitee in any action covered by the indemnification hereunder, or any lien attaches to any of the assets of any of the Indemnitee, the Indemnitor shall immediately upon such entry or attachment pay such judgment in full or discharge such lien unless, at the expense and direction of the Indemnitor, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the Indemnitor shall forthwith pay such judgment or discharge such lien before any Indemnitee is compelled to do so.

            9.4. WAIVER. The failure of any Indemnitee to give any notice or to take any action hereunder shall not be deemed a waiver of any of the rights of such Indemnitee hereunder, except to the extent that Indemnitor is actually prejudiced by such failure.

            9.5. LIMITATIONS ON INDEMNIFICATION. Notwithstanding anything to the contrary contained in this Agreement:

                    9.5.1. TIME LIMITATION. No party shall be responsible hereunder for any Indemnifiable Loss unless the Indemnitee shall have provided such party with written notice containing a reasonable description of the claim, action or circumstances giving rise to such Indemnifiable Loss within three (3) years after the Closing Date (the "Indemnity Notice Period"); provided, however, that:

                         (a) with respect to any Indemnifiable Loss resulting or
arising from any breach of a representation or warranty of Shareholders relating to taxes, or any tax liability of the Company arising or relating to periods prior to the Closing Date, the Indemnity Notice Period shall extend for the full duration of the statute of limitations; and

                         (b)  there  shall be no limit on the  Indemnity  Notice
Period for indemnity claims: (i) against Shareholders for Indemnifiable Losses arising or resulting from a breach of a representation or warranty relating to Environmental Laws, or any liability which relates to the handling or disposal of Wastes or the failure to comply with any Environmental Law; and (ii) against any party based on fraud or intentional breach or misrepresentation.

                    9.5.2. CAPS ON LOSSES. The aggregate liability of each Shareholder after Closing for Parent Losses shall not exceed an amount equal to the portion of the Merger Consideration paid to each Shareholder, except for Parent Losses (a) based upon fraud or intentional breach or intentional misrepresentation or (b) related to any tax or tax liability of the Company for periods prior to the Closing Date. The aggregate liability of Parent and the Merger Sub after Closing for Seller Losses shall not exceed the Merger Consideration.

                    9.5.3. BASKET. No party shall have any liability hereunder for Indemnifiable Losses after Closing, with respect to a breach of the representations and warranties contained herein, until the aggregate of all Indemnifiable Losses for which the Shareholders as a group or Parent and Merger Sub as a group, as applicable, are responsible under this Agreement exceeds Twenty-Five Thousand ($25,000) Dollars (the "Basket"); provided that once such Basket is exceeded for the Shareholders as a group or Parent and Merger Sub as a group, as applicable, the responsible party or parties shall be responsible for all Indemnifiable Losses, from the first dollar as if such Basket never existed; and further provided that this Section 9.5.3 shall not limit in any respect indemnity claims: (a) based upon fraud or intentional breach or intentional misrepresentation; (b) arising from a breach by the Parent Indemnitor of any covenant contained in this Agreement; (c) arising from the AT&T Dispute; (d) arising from a breach by the Shareholders of any representation or warranty contained in Section 3.2 hereof; or (e) related to any tax or tax liability of the Company for periods prior to the Closing Date.

                    9.5.4. OFFSET. Each of Parent and Merger Sub shall have the right to offset any Parent Losses against amounts due the Shareholders under this Agreement, including, without limitation, the Earn-Out Amount or a promissory note delivered to Parent pursuant to Section 1.4.2 hereof. Each of Parent and Merger Sub shall collect all Parent Losses by exercising its right of offset against such amount until the aggregate of such Parent Losses exceeds the amounts due the Shareholders; thereafter, the Parent Losses may be collected directly from the Shareholders.

        10.  TERMINATION.

            10.1. TERMINATION. This Agreement may be terminated at any time on or prior to the Closing:

                         (a) By mutual  consent of Parent and the  Shareholders;
or

                         (b) At the election of Parent if: (i) a Shareholder has
breached or failed to perform or comply with any of his representations, warranties, covenants or obligations under this Agreement; or (ii) any of the conditions precedent set forth in Section 6 or 7 is not satisfied as and when required by this Agreement; or (iii) the Closing has not been consummated by August 15, 1999; or

                         (c) At the election of the  Shareholders if: (i) Parent
or the Merger Sub has breached or failed to perform or comply with any of its representations, warranties, covenants or obligations under this Agreement; or
(ii) any of the conditions precedent set forth in Section 6 or 8 is not satisfied as and when required by this Agreement; or (iii) if the Closing has not been consummated by August 15, 1999.

            10.2. MANNER AND EFFECT OF TERMINATION. Written notice of any termination ("Termination Notice") pursuant to this Section 10 shall be given by the party electing termination of this Agreement ("Terminating Party") to the other party or parties (collectively, the "Terminated Party"), and such notice shall state the reason for termination. The party or parties receiving Termination Notice shall have a period of ten (10) days after receipt of Termination Notice to cure the matters giving rise to such termination to the reasonable satisfaction of the Terminating Party. If the matters giving rise to termination are not cured as required hereby, this Agreement shall be terminated effective as of the close of business on the tenth (10th) day following the Terminated Party's receipt of Termination Notice. Upon termination of this Agreement prior to the consummation of the Closing and in accordance with the terms hereof, this Agreement shall become void and of no effect, and none of the parties shall have any liability to the others, except that nothing contained herein shall relieve any party from: (a) its obligations under Sections 2.2 and 2.3; or (b) liability for its intentional breach of any representation, warranty or covenant contained herein, or its intentional failure to comply with the terms and conditions of this Agreement or to perform its obligations hereunder.

        11. MISCELLANEOUS.

            11.1. NOTICES.

                         (a)  All   notices,   requests,   demands,   or   other
communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person, or upon the expiration of four (4) days after the date sent, if sent by federal express (or similar overnight courier service) to the parties at the following addresses:

            (i)   If to Parent of the Merger Sub:

                      European Micro Holdings, Inc.
                      6073 N.W. 167th Street, Unit C-25
                      Miami, Florida  33015
                      Attn: Harry D.Shieldss, Co-President

                      and

                      Acquisition Committee of European Micro Holdings, Inc. c/o Barrett Sutton
                      Tuke Yopp & Sweeney
                      NationsBank Plaza - Suite 1100
                      414 Union Street
                      Nashville, Tennessee 37219

                      and

                      Acquisition Committee of European Micro Holdings, Inc. c/o Kyle Saxon, Esquire
                      Catlin, Saxon, Tuttle and Evans
                      1700 Alfred I. DuPont Building
                      169 East Flagler Street
                      Miami, Florida 33131-1298

                  with a copy to:

                      Clayton E. Parker, Esq.
                      Kirkpatrick & Lockhart LLP
                      201 South Biscayne Blvd.
                      Suite 2000, Miami Center
                      Miami, Florida 33131

            (ii)  If to the Shareholders:

                      Mr. John B. Gallagher
                      6073 N.W. 167th Street, Unit C-25
                      Miami, Florida  33015

                         (b)  Notices  may  also be given  in any  other  manner
permitted by law, effective upon actual receipt. Any party may change the address to which notices, requests, demands or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.

            11.2. SURVIVAL. Except as provided in the next sentence, the representations, warranties, agreements and indemnifications of the parties contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement shall survive any investigation heretofore or hereafter made by the parties and the consummation of the transactions contemplated herein and shall continue in full force and effect after the Closing, subject to the limitations of Section 9.5. The representations, warranties and agreements of the Company contained in this Agreement shall not survive the Closing.

            11.3. COUNTERPARTS; INTERPRETATION. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby. All Schedules hereto shall be deemed a part of this Agreement. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of all of the parties hereto. No ambiguity in any provision hereof shall be construed against a party by reason of the fact it was drafted by such party or its counsel. For purposes of this Agreement: "herein", "hereby", "hereunder", "herewith", "hereafter" and "hereinafter" refer to this Agreement in its entirety, and not to any particular subsection or paragraph. References to "including" means including without limiting the generality of any description preceding such term. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

            11.4. GOVERNING LAW. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to principles of conflicts of laws thereof. Any dispute, controversy or question of interpretation arising under, out of, in connection with or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be litigated in the state or federal courts in Miami-Dade County, Florida, U.S.A. Each of the parties hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Miami-Dade County, Florida. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action in Miami-Dade County, Florida.

            11.5. SUCCESSORS AND ASSIGNS; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, and successors; provided, however, that no Shareholder may assign this Agreement or any rights hereunder, in whole or in part.

            11.6. PARTIAL INVALIDITY AND SEVERABILITY. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any terms of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

            11.7. WAIVER. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of a party hereto to exercise, and no delay in exercising, any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other future exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

            11.8. HEADINGS. The headings as to contents of particular paragraphs of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or as a limitation on the scope of any terms or provisions of this Agreement.

            11.9. EXPENSES. Except as otherwise expressly provided herein, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent or the Shareholders as each party incurs such expenses, and none of such expenses shall be charged to or paid by the Company.

            11.10. FINDER'S FEES. Parent represents to the Shareholders that no broker, agent, finder or other party has been retained by it in connection with the transactions contemplated hereby and that no other fee or commission has been agreed by the Parent to be paid for or on account of the transactions contemplated hereby. Shareholders represent to Parent that no broker, agent, finder or other party has been retained by Shareholders or the Company in connection with the transactions contemplated hereby and that no other fee or commission has been agreed by the Shareholders or the Company to be paid for or on account of the transactions contemplated hereby.

            11.11. GENDER. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

            11.12. ACCEPTANCE BY FAX. This Agreement shall be accepted, effective and binding, for all purposes, when the parties shall have signed and transmitted to each other, by telecopier or otherwise, copies of the signature pages hereto.

            11.13. ATTORNEYS FEES. In the event of any litigation arising under the terms of this Agreement, the prevailing party or parties shall be entitled to recover its or their reasonable attorneys fees and court costs from the other party or parties.

            11.14. OPPORTUNITY TO HIRE COUNSEL; ROLE OF KIRKPATRICK & LOCKHART LLP. Each Shareholder acknowledges that he has been advised and has been given an opportunity to hire counsel with respect to this Agreement and the transactions contemplated hereby. Each Shareholder further acknowledges that the law firm of Kirkpatrick & Lockhart llp has solely represented the Parent in connection with this Agreement and the transactions contemplated hereby and no other person.

            11.15. TIME IS OF THE ESSENCE. It is understood and agreed among the parties hereto that time is of the essence in this Agreement and this applies to all terms and conditions contained herein.

            11.16. NO JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER
VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES' ACCEPTANCE OF THIS AGREEMENT.

        IN WITNESS WHEREOF, the parties have executed this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.
                                            PARENT:

                                            EUROPEAN MICRO HOLDINGS, INC.


                                          By:    /s/ Harry Shields
                                          --------------------------------------
                                          Name:         Harry Shields
                                          --------------------------------------
                                          Title: Co-President


                                          MERGER SUB:

                                          AMERICAN MICRO ACQUISITION CORP.


                                          By:    /s/ Harry Shields
                                          --------------------------------------
                                          Name:         Harry Shields
                                          --------------------------------------
                                          Title: Co-President
                                          --------------------------------------


                                          SHAREHOLDERS:


                                                 /s/ John B. Gallagher
                                          --------------------------------------
                                          John B. Gallagher


                                                 /s/ John P. Gallagher, Trustee
                                          --------------------------------------
                                          John P. Gallagher, Trustee,
                                          John P. Gallagher Declaration of Trust
                                          dated 9/24/98


                                          THE COMPANY:

                                          AMERICAN  SURGICAL  SUPPLY CORP. OF
                                          FLORIDA   D/B/A    AMERICAN   MICRO
                                          COMPUTER CENTER

                                          By:    /s/ John B. Gallagher
                                          --------------------------------------
                                          Name:  John B. Gallagher
                                          --------------------------------------
                                          Title: President
                                          --------------------------------------